Exhibit 99.1

Press Release

Source: Senetek PLC

Senetek PLC Announces Status of Annual General Meeting and Status of

Voting on Shareholder Resolutions

NAPA, Calif., November 13, 2007/PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY), a specialty life sciences company engaged in the study of senescense, the science of aging with an initial focus on skincare and dermatological therapeutics, today announced that the Annual General Meeting of Senetek PLC, scheduled for 10:00 a.m. November 12, 2007 at Baker & MacKenzie, London, United Kingdom was adjourned as a result of a lack of a quorum and has been rescheduled to 7:00 a.m. Pacific Time on Monday, December 10, 2007 at the principal executive offices of Senetek PLC, 831A Latour Court, Napa California. The Extraordinary General Meeting of the Company also previously scheduled for November 12, 2007 has also been rescheduled for Monday, December 10, 2007, immediately following the Annual General Meeting.

As of November 12, proxies representing approximately 99.4% of the Company’s voting have been received by the Company. The following table summarizes the voting results to date for each resolution to be considered at the rescheduled Annual General Meeting. Please note that proxy voting instructions may be withdrawn or changed prior to the rescheduled Annual General Meeting and, as result, the following information may not be indicative of the actual final vote tallies that will be reported following the conclusion of the rescheduled Annual General Meeting:

		FOR	AGAINST	ABSTAIN
1.	To re-elect Anthony Williams as a Director.	57,515,302	2,645,884	435,187
2.	To increase the maximum number of shares available under the Senetek Equity Plan from 5,000,000 to 7,500,000.	36,074,655	23,306,860	1,214,858
3.	To consolidate the Ordinary shares, nominal value 5p, into Ordinary shares nominal value 40p.	56,986,565	3,550,543	59,265
4.	To receive the Company’s annual accounts for the financial year ended December 31, 2006 together with the last Director’s report and auditors’ report on those accounts, and to approve the last Directors’ remuneration report.	57,930,294	1,671,136	994,943
5.	To appoint Macias Gini & O’Connell LLP and BDO Stoy Hayward as the Company’s independent auditors for the financial year ending December 31, 2007 at remuneration to be determined by the Directors.	58,878,873	1,431,843	285,657

831A Latour Court • Napa, California 94558 • (707) 226-3900

6.	To generally and unconditionally authorize the Directors, for the purposes of Section 80 of the Company Act 1985 (the “Companies Act”) to exercise all the powers of the Company to allot relevant securities (as defined in section 80 (2) of the Companies Act) up to an aggregate nominal amount of £40,000,000, provided that this authority shall expire on the date five years from the date on which this resolution is passed, except that the Company may, before the expiry of such period and the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired, this authority to replace any existing like authority which is hereby revoked with immediate effect.	55,215,669	3,645,276	1,735,428
7.	To empower the Directors, pursuant to Section 95 of the Companies Act to allot equity securities (as defined in Section 94 of the Companies Act) pursuant to the authority conferred upon them by the above resolution (as varied by the Company from time to time in general meeting) as if Section 89 (1) of the Act did not apply to such allotment, provided that the power hereby conferred shall operate in substitution for and to the exclusion of any previous power given to the Directors pursuant to Section 95 of the Companies Act and shall expire on the date five years from the date on which this Resolution is passed unless renewed or extended prior to such time, except that the Company may, before the expiry of any power contained in this Resolution, make an offer or agreement which would, or might, require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power hereby had not expired.	45,553,769	10,487,398	4,555,206

Due to a technical error in proxy solicitation, approximately 200 Ordinary shareholders holding approximately 300,000 shares did not receive notice of the meeting, proxy cards or the proxy statement in relation to the meetings. A revised notice, along with proxy cards and the proxy statement are being sent to these holders of Ordinary shares. Holders who had previously received the notice of meeting and related proxy materials will receive a revised notice of meeting. All votes received by the dates provided in the revised notice of meeting will be tabulated and included in the final vote to be published after the Annual General Meeting on December 10, 2007.

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About Senetek PLC

Senetek PLC (OTCBB: SNTKY) is a specialty life sciences company engaged in the study of senescense, the science of aging with an initial focus on skincare and dermatological therapeutics. Senetek recently announced a Marketing Collaboration Agreement for its second-generation cytokinin with Triax Aesthetics LLC which will guarantee a minimum of $10.8 million in revenues in 2008 and granted Valeant Pharmaceuticals a paid up license for Senetek’s first generation patented skin care active ingredient Kinetin and its analog Zeatin in return for $21 million cash and forgiveness of $6 million prepaid royalty credit, and is negotiating third party license agreements for new patent-pending second generation dermatological active ingredients and is completing development of a number of additional compounds. In addition, Senetek has entered into exclusive licenses for Europe and North America, respectively, for Invicorp® , has an exclusive manufacturing distributorship for its proprietary diagnostic monoclonal antibodies, and recently sold, with retained rights of profit participation, its patented drug delivery system, Reliaject®.

831A Latour Court • Napa, California 94558 • (707) 226-3900

For more information, visit the company’s website at http://www.senetekplc.com.

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2006. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:

William F. O’Kelly

Chief Financial Officer

Senetek, PLC

1-707-226-3900 ext. 102

831A Latour Court • Napa, California 94558 • (707) 226-3900